Exhibit 99.3

The expenses to be incurred by HCP, Inc. relating to the registration and offering of 9,000,000 shares of common stock pursuant to a Registration Statement on Form S-3 (File No. 333-161721) and a related prospectus supplement filed with the Securities and Exchange Commission on  March 23, 2012 is estimated to be as follows:

Estimated Fees
SEC registration fee	$47,000
Legal fees and expenses	350,000
Accounting fees and expenses	170,000
Printing fees	30,000
Total expenses	$597,000